CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-197840) and the Registration Statement on Form F-3 (No. 333-196755) of our report dated April 26, 2016 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern), relating to the consolidated financial statements of China Information Technology, Inc. and subsidiaries, which report appears in the Annual Report on Form 20-F of China Information Technology, Inc. for the year ended December 31, 2015.

/s/ GHP Horwath, P.C.

Denver, Colorado
April 26, 2016